Exhibit 17.10 Resignation of Dr. Mitchell Felder

RESIGNATION OF DR. MITCHELL FELDER

I, DR. MITCHELL FELDER, hereby resign as a director of NUTRA PHARMA CORP., effective September 28, 2004.

Date: September 28, 2004

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  Mitchell Felder

Mitchell Felder

MITCHELL FELDER